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                                                                    EXHIBIT 99.1

Concentric Network Corporation Announces Private Placement of Senior Notes and Warrants
12:28 p.m. Nov 25, 1997 Eastern

CUPERTINO, Calif., Nov. 25 /PRNewswire/ -- Concentric Network Corporation (Nasdaq: CNCX) announced today that it intends, subject to market and other conditions, to raise up to $150 million in a private placement of senior notes and warrants to purchase shares of common stock to certain institutional buyers.

The securities to be offered will not be registered under the Securities Act of 1933, as amended or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements.

SOURCE
Concentric Network Corporation

Copyright 1997, PR Newswire